AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 9th day of September, 1996, by and between LINCOLN PROPERTY COMPANY SOUTHWEST, INC. ("Purchaser"), and ROCLAB PARTNERS-I, an Illinois limited partnership ("Seller").

                                  WITNESSETH:
1.   PURCHASE AND SALE.
     1.1 Purchaser agrees to purchase and Seller agrees to sell at the price of Twenty Million And No/100 Dollars ($20,000,000.00) (the "Purchase Price"), all of the following (collectively, the "Property"):

          1.1.1 That certain real property (the "Land") located in Cobb County, Georgia, as more particularly described on Exhibit A attached hereto, together with all rights, titles, estates and interests of Seller in and to all rights, benefits, privileges, tenements, hereditaments and appurtenances thereon or in anywise appertaining to the Land, or owned by Seller and used in connection with the Land.

          1.1.2 An apartment complex building or buildings located upon the Land and all other structures and improvements on the Land generally known as the Defoors Creek Apartments (collectively, the "Improvements"), including, without limitation, all mechanical, electrical, heating, air conditioning and plumbing fixtures, systems and equipment.

          1.1.3 All furniture and other furnishings, maintenance equipment and tools, and all other machinery, equipment, fixtures, materials, supplies, replacement parts and personal property of every kind and character, and all accessories and additions thereto, owned by Seller, and located in or on, or used or useful in connection with, the Land or the Improvements or the operations thereon, including, without limitation, all such property listed on Exhibit B attached hereto (the "Personal Property").

          1.1.4 All leases and rental agreements with tenants in the Improvements (the "Leases"), and all prepaid rentals and unapplied security deposits paid under the Leases.

          1.1.5 All service and utility contracts, maintenance agreements, warranties, guaranties and bonds relating to the Land, the Improvements or the Personal Property.

          1.1.6 All telephone numbers and exchanges, if any, related to the ownership, operation and management of the Improvements, and all keys to locks of the Improvements.

          1.1.7 All licenses, permits, governmental approvals or authorizations and similar items relating to the operation of the Land or the Improvements to the extent assignable.
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          1.1.8     All intangible personal property now or hereafter owned by
Seller and used in the ownership or operation of the Land, Improvements or Personal Property, including, without limitation the right to use any trade names, logos or other intellectual property now used in connection with the Land, Improvements or Personal Property, including, without limitation, the name "Defoors Creek Apartments".

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:
     2.1 Within twenty-four hours after the date this Agreement has been executed by Purchaser and Seller, Purchaser shall deliver to the Title Insurer (as hereinafter defined) an earnest money deposit (the "Initial Earnest Money Deposit") in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00). The Initial Earnest Money Deposit shall be held in escrow by the Title Insurer in accordance with the terms of the Escrow Agreement (the "Escrow Agreement") attached hereto as Exhibit C. Any income or interest earned on the Initial Earnest Money Deposit prior to the Closing shall be held in the foregoing escrow account and shall be deemed a part of the Initial Earnest Money Deposit. On or before 3:00 p.m. Eastern Daylight Time on the last day of the Inspection Period (as hereinafter defined), Purchaser shall deliver to Title Insurer additional earnest money in the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Additional Earnest Money Deposit"). The Title Insurer shall hold and distribute the Additional Earnest Money Deposit in the same manner as the Initial Earnest Money Deposit and pursuant to the terms of the Escrow Agreement. The Initial Earnest Money Deposit and the Additional Earnest Money Deposit hereinafter shall be referred to collectively as the "Earnest Money Deposit."

     2.2 On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations set forth on the closing statement, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3. INSPECTION DOCUMENTS. The following documents constitute the documents to be reviewed and approved by Purchaser during the Inspection Period and shall hereinafter be referred to as the "Inspection Documents".

     3.1 Within five (5) days after the full execution of this Agreement, Seller shall cause Piedmont Title Insurance Agency, Inc., on behalf of Commonwealth Land Title Insurance Company (the "Title Insurer"), to issue its Commitment for Title Insurance (the "Title Commitment") in form which contains the Title Insurer's express commitment to issue a standard ALTA (Form B-1970) owners policy of title insurance (the "Title Policy") to Purchaser on the Closing Date, together with true, correct, complete and legible copies of all recorded documents affecting the Property and listed as title exceptions in the Title Commitment. The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser the Title Policy subject only to Permitted Exceptions (hereinafter defined) and Unpermitted Exceptions (hereinafter
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defined) waived or deemed accepted by Purchaser in accordance with Paragraphs
3.7 and 5.1 hereof. Purchaser shall pay for the costs of the Title Commitment, the Title Policy, and any endorsements thereto. Seller shall cooperate with Purchaser and shall deliver to the Title Insurer such documents and affidavits reasonably required by the Title Insurer to provide extended coverage over the standard printed title exceptions contained in the Title Commitment.

     3.2 Purchaser has received a survey of the Property prepared by Construction Engineering Associates, dated December 3, 1980 and last revised December 12, 1985 (the "Existing Survey"). Seller, as soon as practicable following the full execution of this Agreement, shall deliver an updated survey (the "Updated Survey") to Purchaser. If the legal description of the Land resulting from the Updated Survey is different from any legal description attached hereto as of the date of this Agreement, or, if no legal description is available as of the date hereof, then the legal description of the Land as set forth on the Updated Survey approved by Seller and Purchaser shall be incorporated herein for all purposes as Exhibit A hereafter and shall constitute the legal description of the Land being purchased hereunder. If, but only if the transaction contemplated hereby closes, Purchaser shall pay for the cost of the Updated Survey.

     3.3 Within five (5) days after the full execution of this Agreement, Seller shall provide Purchaser with copies of all of the following information:

          3.3.1 Ad valorem tax and assessment statements relating to the Property for the year such taxes were last paid to the most recent tax year and any information regarding any current valuation of the Land for ad valorem tax and assessment purposes or notices relative to an anticipated change in valuation for any and all ad valorem taxes and assessments.

          3.3.2 Copies of all items listed in Paragraphs 1.1.5 and 1.1.7 above to the extent in Seller's possession.

          3.3.3 Copies of operating statements reflecting the income and expenses for the Property for 1995 and year-to-date 1996.

     3.4 Attached hereto as Exhibit K is a certified rent roll (the "Rent Roll") for the Property, prepared as of the 20th day of the month preceding the month of delivery of such Rent Roll, reflecting the following with respect to each Lease: (A) name of tenant; (B) apartment number; (C) monthly rental; (D) amount of security deposit; and (E) expiration date.

     3.5  The obligation of Purchaser to pay various costs set forth in this
Section 3 shall survive the termination of this Agreement.

     3.6 If, after the examination of the Inspection Documents, Purchaser determines that the title to or the condition or operation of the Property as reflected in the Inspection Documents is unacceptable for any reason, Purchaser shall notify Seller in writing ("Purchaser's Notice") of such unacceptable exceptions or conditions (the "Inspection Document Objections") on or prior to the date (the "Notification Date") that is the fifth (5th) day following the
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date on which Purchaser receives the Updated Survey.  The failure of Purchaser to notify Seller of any Inspection Document Objections relating to any of the items described in this Section 3 on or before the Notification Date shall be deemed acceptance by Purchaser of Seller's title to, survey of and operation of the Property as reflected in the Inspection Documents.

     3.7 If Purchaser provides Seller with Purchaser's Notice of any Inspection Document Objections pursuant to Paragraph 3.6 hereof, Seller may, but shall not be obligated to, take such actions as are necessary to eliminate or modify such Inspection Document Objections to the satisfaction of Purchaser. If Purchaser delivers Purchaser's Notice, Seller shall deliver written notice to Purchaser within five (5) days thereafter stating whether, prior to Closing, Seller shall remove at Seller's expense (or otherwise cure in a manner reasonably satisfactory to Purchaser) such Inspection Document Objections. Seller's failure timely to deliver notice of its election to remove or cure any Inspection Document Objections as aforesaid shall be deemed Seller's election not to remove or cure such Inspection Document Objections. If Seller elects or is deemed to have elected not to remove or cure any Inspection Document Objections, Purchaser shall have five (5) days thereafter to elect in writing to either (a) waive its prior disapproval of such Inspection Document Objections and proceed to consummate this transaction, in which event any such Inspection Document Objections not removed or cured shall be deemed acceptable to Purchaser or, (b) receive a return of the Earnest Money Deposit, following which this Agreement shall terminate and none of the parties hereto shall have any further duties, obligations or liabilities to each other hereunder. Purchaser's failure timely to deliver notice of its election to either waive its prior disapproval or receive a return of the Earnest Money Deposit as aforesaid shall be deemed Purchaser's election to waive its prior disapproval of such Inspection Document Objections. The exceptions to title described in the Title Commitment that are not objected to by Purchaser or are deemed accepted by Purchaser are called the "Permitted Exceptions." All other exceptions to title shall be referred to as "Unpermitted Exceptions."

4. PAYMENT OF CLOSING COSTS. In addition to the costs set forth in Section 3, Seller shall pay the transfer tax associated with the sale, and Purchaser shall pay all other costs of the documentary stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. Seller and Purchaser each shall pay their respective attorney's fees.

5.   CONDITION OF TITLE.

     5.1 If after the determination of the Permitted Exceptions and the Unpermitted Exceptions pursuant to Paragraph 3.7 hereof, but prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $50,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $50,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period; provided however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $50,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $50,000 in accordance with the terms hereof and Seller fails to expend such funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2 Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived or deemed accepted by Purchaser in accordance with Paragraphs 3.7 and 5.1 hereof.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1 Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $50,000.00 (as determined by Seller in good faith and reasonably acceptable to Purchaser in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.
Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's reasonable determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $50,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire or other casualty and Seller's reasonable determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2 If between the date of this Agreement and the Closing Date, Seller receives written notice of any condemnation or eminent domain proceedings which are initiated and which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall: (i) impair access to the Property; (ii) cause any non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof, or (iii) adversely impair the use of the Property or any portion thereof as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1 terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2 proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3 Purchaser shall notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1 During the period that commenced on June 28, 1996 and ends at 5:00 p.m. Chicago time on October 2, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem necessary and appropriate. In connection with Purchaser's review of the Property, and in addition to those documents delivered pursuant to Article 3 hereof, Seller agrees to deliver to Purchaser, if in Seller's possession, within five (5) days after the execution of this Agreement, an environmental report for the Property, plans and specifications, current marketing reports, current list of employees with salaries, date of hire, and bonus arrangements (if any), pest control/termite report, certificates of occupancy, and licenses and use permits.
     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller and reasonably acceptable to Purchaser.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied (for any reason whatsoever, in Purchaser's sole and absolute discretion) with the results of the tests, studies or investigations performed or information received pursuant to this Article 7, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2 Except as otherwise provided in Section 16 of this Agreement, Seller has made no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that, except for the representations and warranties provided in Section 16 of this Agreement, Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, reasonable wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of Hazardous Materials (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or Environmental Laws (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except for a breach by Seller of its representations and warranties set forth in Section 16 of this Agreement, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.
Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act

("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3 Seller has provided or hereafter will provide to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4  Seller has provided to Purchaser the following existing report:
Phase I Environmental Site Assessment Report, prepared by EMG, dated May 15, 1996 ("Existing Report"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on the date (the "Closing Date") which is the later to occur of (a) the thirtieth
(30th) day after the expiration of the Inspection Period, and (b) the twentieth
(20th) day after the Notification Date, at the office of Title Insurer, Atlanta, Georgia, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be paid by Purchaser.

9.   CLOSING DOCUMENTS.

     9.1 On the Closing Date, Seller and Purchaser shall execute and deliver to the Title Insurer closing statements in form customarily used by the Title Insurer. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2  On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1 the Deed (in the form of Exhibit D attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived or deemed accepted by Purchaser in accordance with Paragraph 5.1 hereof, if any;

          9.2.2 a quit claim bill of sale conveying the Personal Property (in the form of Exhibit E attached hereto);

          9.2.3 assignment and assumption of intangible property (in the form attached hereto as Exhibit F including, without limitation, the service contracts listed in Exhibit G;

          9.2.4 an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit H);

          9.2.5 non-foreign affidavit (in the form of Exhibit I attached hereto);

          9.2.6 original, and/or copies of, leases affecting the Property in Seller's possession which will be delivered at the Property;

          9.2.7 all documents and instruments reasonably required by the Title Insurer to issue the Title Policy (including such documents and affidavits reasonably required by the Title Insurer to provide extended coverage over the standard printed title exceptions contained in the Title Commitment);

          9.2.8 possession of the Property to Purchaser, effective as of the Closing Date;

          9.2.9 evidence of the termination of the management agreement, effective as of the Closing Date;

          9.2.10 notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit J); and

          9.2.11 a certified updated rent roll in the form of Exhibit K dated within five (5) days of the Closing.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT THIS SALE IS NOT COMPLETED BECAUSE OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT AFTER PURCHASER HAS RECEIVED WRITTEN NOTICE FROM SELLER SPECIFYING SUCH DEFAULT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE AND EXCLUSIVE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (i) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (ii) ITS FAILURE TO EXPEND UP TO $50,000 IF (A) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 OR (B) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 IN ACCORDANCE WITH THE TERMS HEREOF, OR (iii) ITS WILLFUL REFUSAL TO PERFORM ITS COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1 Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited to the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser and, if applicable, adjusted ratably on the Closing Date. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. If any of the prorations provided for in this Paragraph 12.1 are not based upon the actual amounts of such prorated matters for the calendar year or month, as applicable, in which the Closing occurs, the parties shall adjust such prorations when the actual amounts of such prorated matters are known. The terms and provisions of this Paragraph 12.1 shall survive the Closing for a period of ninety (90) days.

     12.2 Seller shall retain title to all delinquent rents existing as of the Closing Date under the Leases, and shall have the right to collect such delinquent rents at Seller's sole cost and expense. In pursuance of such collection efforts, Seller shall have the right to initiate legal proceedings against any delinquent tenant for such delinquent rents, but, in connection therewith, Seller in no event shall be permitted to initiate any type of eviction proceeding or otherwise seek to dispossess any such delinquent tenant from its leased premises at the Property. Purchaser shall cooperate with Seller in connection with Seller's collection efforts, and Purchaser shall promptly remit to Seller all Post-Closing Receipts (hereinafter defined) received by Purchaser after the Closing. All rents that (i) are received after the Closing Date from any delinquent tenants, and (ii) are not designated by such tenants to be an account of their obligations for any period before the Closing, shall be applied first against the then current portion of such tenant's rent obligation and then (and only then) the balance thereof (a "Post-Closing Receipt") against the delinquent portion due to Seller. Seller retains the right for a period of one hundred twenty (120) days following the Closing to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts.
Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to an entity in which Purchaser owns a controlling interest or is an affiliate provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Apartment Realty Advisors (to be paid by Seller). Seller's commission to Apartment Realty Advisors shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Apartment Realty Advisors. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1 Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Daniel L. Charleston (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2 Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall survive Closing for a period of ninety (90) days:

          16.2.1 Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property;

          16.2.2 Seller has the power to execute this Agreement and consummate the transactions contemplated herein;

          16.2.3 The rent roll attached hereto as Exhibit K which Seller will update as of the Closing Date is accurate as of the date set forth thereon.

          16.2.4 Other than Seller, Seller's first mortgage lender, cable and laundry vendors, those parties with rights related to the Property as shown on the Title Commitment, and the rights of Purchaser under this Agreement, no person, firm or entity has any right, title, interest or estate in any of the Property or has any right or option to acquire fee title to any of the Property or any part thereof.

          16.2.5 Seller has not received any written notice of any actual or proposed pending or threatened zoning or condemnation affecting the Property.

          16.2.6 Seller has not received written notice from the supplier of water, sewage, electricity, gas or telephone services to the Property stating that such services will be curtailed in any manner.

          16.2.7 There are no service contracts which may affect Purchaser or the Property subsequent to the Closing Date, except those service contracts, copies of which shall be provided to Purchaser pursuant to Section 3 hereof, which are listed on Exhibit G attached hereto and made a part hereof, entitled "Service Contracts."

          16.2.8 The following matters with respect to the Leases, provided, however, that Seller has no duty to investigate or conduct due inquiry:

               (i) Subject to the interests of Seller's first mortgage lender, Seller is the sole owner of the lessor's interest in all of the Leases and, except as disclosed on the schedule attached hereto as Exhibit L, Seller has received no written notice that any of such Leases are not in full force and effect, or that any defaults by either Seller or tenants exist thereunder.

               (ii) No Leases have been modified except as set forth in the lease files maintained at the Property and which have been made available to Purchaser.

          16.2.9 From and after the date hereof, and with the exception of the management agreement, Seller will not enter into, modify, amend, extend or cancel any service, maintenance or management agreement with respect to all or any portion of the Property, which cannot be terminated upon thirty days' notice and without premium or penalty, without the prior written consent of Purchaser which consent shall not be unreasonably delayed or withheld; provided, however, that Purchaser shall be deemed to have consented to any such entry, modification, amendment, extension or cancellation if Purchaser has not responded to Seller's request for consent within two (2) business days after receiving such request.

          16.2.10 All insurance policies covering the Property shall be kept in full force and effect, at Seller's sole expense, up to and including the Closing Date.

          16.2.11 At the Closing, Seller will terminate the existing management agreement respecting the Property effective as of the Closing Date.

          16.2.12 Seller will continue to operate, manage and maintain the Property in the same manner as prior to the execution of this Agreement.

          16.2.13 Seller will cause to be paid all trade accounts, costs and expenses of operation of the Property incurred prior to the Closing.

          16.2.14 Without obligating Seller to investigate or to conduct any due inquiry, Seller has received no written notice alleging violation of any laws, ordinances, fire codes, rules and regulations promulgated by any government or any agency, body or subdivision thereof bearing on the operation of the Property.

     16.3 Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein.

17.  CONDITIONS TO OBLIGATIONS OF PURCHASER.

     17.1 Notwithstanding anything contained to the contrary herein, the obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions (the "Conditions Precedent") on the Closing Date, except to the extent that any of such Conditions Precedent may be waived by Purchaser in writing at Closing:

          17.1.1 All representations and warranties of Seller in this Agreement shall be true and correct in all material respects, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and except as otherwise expressly provided herein, Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

          17.1.2 No suit or other proceeding before any court or applicable governmental authority shall be pending or threatened by any third party that arises out of any acts or omissions of Seller seeking to restrain or prohibit the transaction contemplated herein.

          17.1.3 There shall be no moratorium, of which Seller has received written notice, affecting Purchaser's operation of the Property as an apartment complex.

     Notwithstanding anything contained herein to the contrary, if all of the Conditions Precedent contained in this Section shall not have been satisfied as of the Closing Date (unless waived by Purchaser), Purchaser may elect to (i) consummate the transaction contemplated in this Agreement, or (ii) receive the return of the Earnest Money Deposit, following which this Agreement shall terminate and none of the parties hereto shall have any further duties, obligations or liabilities hereunder to one another hereunder except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

18.  LIMITATION OF LIABILITY.

     18.1 Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     18.2 Notwithstanding anything contained herein to the contrary but subject to Paragraph 22 below, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to the breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $250,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:     ROCLAB PARTNERS-I
                         c/o The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road, Suite A-200
                         Bannockburn, Illinois 60015
                         Attention:     Ilona Adams

     with copies to:     The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road, Suite A-200
                         Bannockburn, Illinois 60015
                         Attention:     Alan Lieberman
                         (708) 317-4360
                         (708) 317-4462 (FAX)

             and to:     Katten Muchin & Zavis
                         525 West Monroe Street Suite 1600
                         Chicago, Illinois 60661-3693
                         Attention:     Daniel J. Perlman, Esq.
                         (312) 902-5532
                         (312) 902-1061 (FAX)

       TO PURCHASER:     Lincoln Property Company Southwest, Inc.
                         3405 Piedmont Road., N.E., Suite 100
                         Atlanta, Georgia  30305
                         Attention:     Mr. Charles O. Shallat
                         (404) 266-7600
                         (404) 262-3539 (FAX)

     with copies to:     Lincoln Property Company Southwest, Inc.
                         Lincoln Plaza
                         500 North Akard, Suite 3300
                         Dallas, Texas 75201
                         Attention:  Mr. Dan Jacks
                         (214) 740-3300
                         (214) 740-3447 (FAX)

             and to:     McManemin & Smith, PC
                         600 North Pearl Street, Suite 1600
                         Dallas, Texas 75201
                         Attention:  Walter A. Suberg
                         (214) 953-1321
                         (214) 953-0695 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Title Insurer, but failure of same shall not affect the validity of delivery to the primary recipient.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute five
(5) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Within twenty-four (24) hours following execution of this Agreement, Purchaser will deliver the Earnest Money to the Title Insurer set forth in the Escrow Agreement. Seller will forward two (2) copies of the executed Agreement to Purchaser and will forward the following to the Title Insurer:

     21.1 One (1) fully executed copy of this Agreement; and

     21.2 Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. LITIGATION COSTS. In the event of any dispute or disputes arising under the terms of this Agreement, and in the event the matter is turned over to an attorney, the party prevailing in such dispute, subject to the immediately succeeding sentence, shall be entitled, in addition to other damages or costs, to receive reasonable attorneys' fees from the other party in an aggregate amount not to exceed $50,000. Notwithstanding the foregoing, with respect to any litigation or other proceeding arising out of Purchaser's enforcement of its rights under Paragraph 18.2 of this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to receive reasonable attorneys' fees from the other party in an aggregate amount not to exceed $25,000.

23. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Georgia.

24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

25. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

26. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                    PURCHASER:

                    LINCOLN PROPERTY COMPANY SOUTHWEST, INC., a Texas corporation


                    By:  /s/ Tom M. Farrell
                         -------------------------------
                    Its:     Vice President
                         -------------------------------


                    SELLER:

                    ROCLAB PARTNERS-I, an Illinois limited partnership

                    By: Balcor Partners-XII, an Illinois general partnership, its general partner

                         By: RGF-Balcor Associates-II, an Illinois general partnership, a general partner

                              By: The Balcor Company, a Delaware corporation, its general partner


                                   By:  /s/ Daniel L. Charleston
                                        ---------------------------------
                                   Name:    Daniel L. Charleston
                                        ---------------------------------
                                   Its:     Authorized Agent
                                        ---------------------------------

___________________________ of Apartment Realty Advisors ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated _________, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser. Seller's Broker acknowledges that no fees or commissions are or will be payable to Seller's Broker by Purchaser under this Agreement.



                              By:
                                   -------------------------------------

                                   Exhibits

A    -    Legal Description

B    -    Personal Property

C    -    Escrow Agreement

D    -    Deed

E    -    Bill of Sale

F    -    Assignment and Assumption of Intangible Property

G    -    Service Contracts

H    -    Assignment and Assumption of Leases and Security Deposits

I    -    Non-Foreign Affidavit

J    -    Notice to Tenants

K    -    Rent Roll

L    -    Landlord/Tenant Claims